UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2018

Tableau Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35925	47-0945740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1621 North 34th Street

Seattle, Washington 98103

(Address of principal executive offices) (Zip code)

(206) 633-3400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 19, 2018, Tableau Software, Inc. (“Tableau”) announced that the Board of Directors of the Company (the “Board”) has appointed Damon Fletcher to the position of Chief Financial Officer, effective as of June 29, 2018. In this role, Mr. Fletcher will also serve as Tableau’s Principal Financial and Accounting Officer.

Mr. Fletcher, 39, joined Tableau in January 2014 and has been serving as Interim Chief Financial Officer since February 1, 2018. Mr. Fletcher previously served in several finance and accounting roles at Tableau, including as Senior Vice President, Finance, Vice President of Finance and as Vice President and Director of Technical Accounting. Prior to joining Tableau, Mr. Fletcher worked as a certified public accountant for 12 years with PricewaterhouseCoopers LLP, from September 2002 to January 2014. Mr. Fletcher holds an MAcc from the University of Florida and a B.A. from University of North Florida.

In connection with the appointment, the Compensation Committee of the Board approved an increase in Mr. Fletcher’s annual base salary from $330,000 to $370,000, and an increase in his annual discretionary bonus target from 50% to 60% of his 2018 annual base salary based on the achievement of certain Tableau, department and individual performance criteria.

There are no family relationships between Mr. Fletcher and any director or executive officer of Tableau and no transactions involving Mr. Fletcher that would require disclosure under Item 404(a) of Regulation S-K, other than as described herein. Mr. Fletcher previously entered into an indemnification agreement for his service as an officer of the Company, consistent with the form of indemnity agreement entered by other officers Tableau, as previously disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TABLEAU SOFTWARE, INC.

By:	/s/ Keenan M. Conder
Keenan M. Conder
Executive Vice President, General Counsel and Corporate Secretary

Dated: July 19, 2018